                               STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of September 30, 1997, is made by and among the individuals and entities listed on the execution page hereof each being shareholder of Westland Associates, Inc., a California corporation ("Sellers"), and Westminster Capital, Inc., a Delaware corporation ("Buyer").

                                   R E C I T A L S:

        A. Sellers are each owners of either one-half of a share or one share of common stock (in either case, individually, a "Share" and collectively, the "Shares") in Westland Associates, Inc., a California corporation (the "Corporation").

        B. Buyer desires to purchase 100% of the stock in the Corporation on the terms and conditions set forth in this Agreement.

        C. Buyer also desires to contract for the services of Donald Francis and Virginia Gardner on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:


                                      ARTICLE 1
                              SALE AND TRANSFER OF STOCK


        1.1 PURCHASE PRICE. Buyer agrees to purchase and each Seller agrees to sell its Share on the basis of Thirty-Three Thousand Dollars ($33,000.00) per whole Share ("Per Share Purchase Price") for an aggregate purchase price of One Million One Hundred Eighty Eight Thousand Dollars ($1,188,000.00)("Total Purchase Price") for 36 Shares. The Total Purchase Price shall be paid as follows:

                 1.1.1 Upon the execution of this Agreement, Buyer shall deposit by wire transfer one-half of the Total Purchase Price into the Trust Account of Arter & Hadden (the "Deposit") to be delivered on the Closing Date (as defined below). The Deposit shall be placed in an interest-bearing account acceptable to Buyer. The Deposit, plus interest earned thereon, shall be delivered to the Sellers on the Closing Date to be applied to the Total Purchase Price or refunded to Buyer in full, together with interest earned thereon, on the date this Agreement is terminated by either party.

                1.1.2   At the Closing, Buyer shall

                        (a) Deliver to Arter & Hadden, as agent for each of the Sellers, the remaining balance of the Total Purchase Price. Such delivery shall be by wire transfer.

                        (b) Authorize Arter & Hadden to deliver the Per Share Purchase Price to each of the Sellers.

        1.2     INFORMATION TO BE HELD IN CONFIDENCE.   Buyer agrees that,
unless and until the closing has been consummated, Buyer and Buyer's Principals, will hold in strict confidence, and will not use to the detriment of Sellers or the Corporation, any data or information with respect to the business of the Corporation obtained in connection with this transaction or Agreement, except insofar as disclosure of the data and information may be required by law. If the transaction contemplated by this Agreement is not consummated, Buyer will return to Sellers all data and information that Sellers may reasonably request including, but not limited to, worksheets, test reports, manuals, lists, memorandums and other documents prepared by, or made available to Buyer, in connection with this transaction.


                                      ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES BY SELLERS


        Sellers represent and warrant that:

        2.1 ORGANIZATION, STANDING, AND QUALIFICATION OF THE CORPORATION. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of California, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

        2.2     STOCK OF THE CORPORATION.

                2.2.1 CAPITAL STRUCTURE. The authorized capital stock of the Corporation consists of 100 shares of no par value common stock, of which 36 shares (the "Shares") are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and have been issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Corporation to issue or to transfer from treasury and additional shares of its capital stock of any class, except for a Right of First Refusal contained in the Corporation's Bylaws.

                2.2.2 TITLE TO SHARES. Each Seller listed on the Execution Pages hereto is the owner, beneficially and of record, of one Share, or one-half Share, of stock of the Corporation free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. Each Seller has full right, power and authority to transfer the Share owned by Seller to Buyer without obtaining the consent or approval of any other person or governmental authority and delivery of each such Share, or one-half Share, to Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all encumbrances, claims and restrictions of every kind.

        2.3 SUBSIDIARIES. The Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, trust or other entity.

        2.4     FINANCIAL STATEMENTS. Schedule 2.4 to this Agreement sets forth
(a) the balance sheet of the Corporation as of December 31, 1996, and the related statement of income and retained earnings for the year ending on that date, reviewed by Robert M. Moss, CPA, of Moss, Levy & Hartzheim, 9465 Wilshire Boulevard, Suite 915, Beverly Hills, California, 90212, the Corporation's independent public accountants and (b) the balance sheet and related statement of income and retained earnings as of and for the eight months ended August 31, 1997 (the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Corporation; (ii) fairly present the financial condition of the Corporation at the balance sheet dates and the results of operations and stockholder's equity for the periods then ended; and
(iii) have been prepared in accordance with generally accepted accounting principles consistently applied (as to the interim, unreviewed financial statements, except for normal year end adjustments and only as such principles apply to interim unaudited statements). Sellers have no knowledge of any (i) material inaccuracy or misstatement, or (ii) omission to state a material fact necessary to make the statements therein in the light of all the circumstances under which they were made, not misleading, in any of the Financial Statements.

        2.5 ACCOUNTS RECEIVABLE. A true and complete list of all outstanding accounts receivable of the Corporation as of August 31, 1997 has been delivered to Buyer. All of the accounts receivable held by the Corporation are valid and enforceable claims and are not subject to any defense, offsets, claims or counterclaims. Sellers do not know of any reason why such accounts receivable will not be collected on a timely basis. The allowances for doubtful accounts reflected in the Balance Sheet are based upon historic collection activities of the Corporation and generally accepted accounting principals consistently applied.

        2.6 ABSENCE OF SPECIFIED CHANGES. Since December 31, 1996, up to and including the Closing Date, there has not been any:

                2.6.1 Transaction by the Corporation except in the ordinary course of business as conducted on that date;

                2.6.2 Capital expenditure by the Corporation exceeding five thousand dollars ($5,000.00);

                2.6.3 Destruction, damage to, or loss of any asset of the Corporation (whether or not recovered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Corporation;

                2.6.4 Change in accounting methods or practices (including without limitation, any changes in depreciation or amortization policies or rates) by the Corporation;

                2.6.5 Declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of the corporation, or nay direct or indirect redemption, purchase, or other acquisition by the Corporation on any of its shares of capital stock;

                2.6.6 Increase in salary or other compensation payable to the Corporation to any of its officers, directors, or employees;

                2.6.7 Sale or transfer of any asset of the Corporation, except in the ordinary course of business;

                2.6.8 Amendment or termination of any contract, agreement, or license to which the Corporation is a party, except in the ordinary course of business;

                2.6.9 Except to an advance of $7,500 to Mr. Scott Ferguson, Loan by the Corporation to any person or entity, or guaranty by the Corporation of any loan;

                2.6.10 Mortgage, pledge, or other encumbrance of any asset of the corporation;

                2.6.11 Waiver or release of any right or claim of the Corporation, except in the ordinary course of business;

                2.6.12 Notice or threat of commencement of any civil litigation or any governmental proceeding against investigation of the corporation or its affairs;

                2.6.13  Labor trouble or claim of wrongful discharge;

                2.6.14 Issuance or sale by the corporation of any shares of its capital stock of any class, or of any other of its securities;


                2.6.15 Agreement by the Corporation to do any of the things described in the preceding clauses (2.5.1 through 2.5.14), except (i) a Stock Purchase Agreement dated June 23, 1995 between the Sellers and CFM Financial Group, Inc., and related documents, and (ii) a Stock Purchase Agreement dated as of May 16, 1997, between Sellers and Westland Acquisition Company LLC, and related documents as to each of which the respective obligations of purchase and sale have terminated without fault or obligation of the Sellers or the Corporation;

                2.6.16 Other event or condition which has had a material adverse effect on the financial condition, business, assets, or liabilities of the Corporation.

        2.7 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Seller's knowledge, the Corporation has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Corporation's balance sheets as of December 31, 1996 (Schedule 2.4 to this Agreement), except for (i) those that may have been incurred after the date of that consolidated balance sheet; and (ii) that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate and the corporation is current on all obligations incurred in the ordinary course of business.

        2.8 TAX RETURNS AND AUDITS. the Corporation has (i) accurately prepared and filed when due, with all appropriate governmental agencies, all tax returns, estimates, reports and statements required to be filed by it, all of which are true and correct, and (ii) paid, when due and payable as reflected by such returns, estimates, reports and statements, all requisite income taxes, sales, use, property and transfer taxes, levies, duties, licenses and registration fees and charges of any nature whatsoever and worker's compensation and unemployment taxes, including interest and penalties thereon. The Corporation has withheld all tax required to be withheld under applicable tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon in the books of the Corporation. Except as set forth on Schedule 2.8, the Corporation has never had any tax deficiency proposed or assessed against it and has not executed any waiver or any statue of limitations on the assessment of collection of any tax.

        2.9     REAL PROPERTY.

                2.9.1 DESCRIPTION. Schedule 2.9.1A to this Agreement is a complete and accurate legal description of the real property owned by the Corporation. Schedule 2.91B contains a description of all buildings, fixtures, and other improvements located on the properties, the current amount of the note against the properties, and a list of policies of title insurance issued to the Corporation for these properties.

                2.9.2 ZONING. The real property is in compliance with all applicable zoning ordinances and consummation of the transactions contemplated herein will not result in the violation of any applicable zoning ordinance or termination of any applicable zoning variance now existing. The zoning of the real property described in Schedule 2.9.1A permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. The Corporation has not commenced, nor have the Sellers received notice of the commencement of, any preceding that would effect the present zoning classification of any such parcel.

                2.9.3   HAZARDOUS MATERIALS.

                        (a) The Corporation is and at all times has been in compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Corporation of all permits and other governmental authorizations required under applicable Environmental Laws to operate a business as currently operated and the Corporation is and at all times has been in compliance with the terms and conditions thereof. To the best of the Sellers' knowledge, there are no (i) underground storage tanks located on the real property described in Schedule 2.9.1A (the "Real Property") in which any Hazardous Material, as defined below, has been or is being stored, nor has there been any other storage of Hazardous

Material on the Real Property or any spill, disposal, discharge, or release of any Hazardous Material into, upon, from, or over the Real Property or into or upon ground or surface water on the Real Property or any adjacent real property,
(ii) asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property, or into other asset of the Corporation, or (iii) electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCVs on that real property.

                        (b) The Corporation has not received any written communication, whether from a governmental authority, citizen's group, employee, consultant or otherwise that alleges that the Real Property is not in full compliance with the Environmental Laws (as defined below), and there is no Environmental Claim (as defined below) pending or, to the best of Sellers' knowledge, threatened against the Corporation.

                        (c) The following definitions apply for purposes of this Section 2.9.3:

                                (i)     "Environmental Claims" means any claim,
action, cause of action, investigation or notice by any person or entity alleging potential liability (including without limitation potential liability for investigatory costs, cleanup costs, governmental repose costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence or release on or from the Real Property of any Hazardous Material or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Laws.

                                (ii)    "Environmental Laws" means federal,
state, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date of this Agreement and on the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Material, or otherwise relating to protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata).

                                (iii)   "Hazardous Material" means any hazardous
or toxic substance, material, or waste, any asbestos containing materials and substances and any substances defined or listed as "hazardous," toxic" or similarly identified substance or pollutant in or pursuant to applicable Environmental Law.

        2.10 INVENTORY. The inventories of raw materials, work in process, and finished goods (collectively called inventories) shown on the Financial Statements consist of items of a quality and quantity usable ans salable in the ordinary course of business by the Corporation. All items included in the inventories are the property of the Corporation, except for sales made in the ordinary course of business since the date of the balance sheet; for each of these sales made in the ordinary course of business since the date of the balance sheet; for each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Corporation on consignment from others.

        2.11 TRADE NAMES, TRADEMARKS, AND COPYRIGHTS. Schedule 2.11 to this Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by the Corporation or in which they have any rights or licenses, together with a brief description of each. To the best of Sellers' knowledge, there has been no infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright. To the best of Sellers' knowledge, the Corporation has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in
Schedule 2.11, the Corporation is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, and copyrights necessary for its business such as now conducted (including, without limitation, those listed in Schedule 2.11), and such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The corporation has the right to sell or assign to Buyer all such trademarks, trade names, service marks, and all such licenses and other rights and, upon Closing under this Agreement, all such rights will remain with the Corporation.

        2.12 TITLE TO ASSETS. Schedule 2.12 to this Agreement is a schedule of all of the Corporation's assets and interest in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of the Corporation (the "Assets"). The Corporation has good and marketable title to the Assets. All the Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) those disclosed in the Corporation's Financial Statements attached to this Agreement, (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. The Corporation is not in default or in arrears in any material respect under any lease. All real property and tangible personal property of the Corporation is in good operating condition and repair, ordinary wear and tear excepted. To the best of Sellers' knowledge, no Seller, nor any officer, director, or employee of the Corporation, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Corporation or any copyrights, patents, trademarks, trade names, or trade secrets licensed by the Corporation.

        3.13 INSURANCE POLICIES. Schedule 2.13 to this Agreement is a description of all insurance policies under which the Corporation, its business, employees and properties are insured. All these policies are in the respective coverage amounts with the deductibles set forth in Schedule 2.13. The Corporation has maintained and now maintains (i) insurance on all its assets and businesses of a type and in amounts customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection against all liabilities, claims, and risks against which it is customary to insure. Such coverage is not in default on any such policy and Sellers have no reason to believe that any such policy would not be renewed if the Corporation desires to do so. To the knowledge of Sellers, no facts exist which have been or should be reported under any professional liability insurance policy covering the Corporation.

        2.14 MATERIAL CONTRACTS. Attached hereto as Schedule 2.14 is a true and complete list of all material contracts to which the Corporation is a party or by which the Corporation or any of its property is bound. The Corporation is not a party to, nor is the property of the Corporation bound by any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any agreement that is unusual in nature, duration, or amount (including, without limitation, any agreement requiring the performance by the Corporation of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than Five Thousand Dollars ($5,000.00); except the agreements listed in Schedule 2.14, copies of which have been furnished or made available to Buyer. There is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any of these agreements. The Corporation has not received notice that any party to any of these agreements. The Corporation is not a party to , nor is the property of the Corporation, bound by any agreement that is materially adverse to the businesses, properties, or financial condition of the Corporation.

        2.15    COMPLIANCE WITH LAWS.

                2.15.1 To the best of Seller's knowledge, the Corporation has complied with all requirements of the Occupational Safety and Health Act and its California equivalents and regulations promulgated under any such legislation, the consequences of a violation of which could have a material adverse effect on their operations, and with all orders, judgments, and decrees of any tribunal under such legislation that apply to their business or properties.

                2.15.2 To the best of Sellers' knowledge, the Corporation has complied with, and is not in violation of, any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of its business.

                2.15.3 The Corporation has not received notice of any violation of any applicable federal, state, or local statute, law or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting their properties or the operation of their business; and to the best of Sellers' knowledge, there are no such violations.

        2.16 LITIGATION. Except as set forth in Schedule 2.16, there is not pending, or, to the best of Sellers' knowledge, threatened , any claim, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting the Corporation, or any of its business, assets, or financial condition. The Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Schedule 2.16, neither the

Corporation nor Sellers are presently engaged in any legal action to recover moneys due to any of them or damages sustained by any of them.

        2.17 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of the Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of the Corporation or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Corporation or any Seller is a party or by which any of them or the property of any of them is bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Corporation; or (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets of the Corporation.

        2.18 AUTHORITY AND CONSENTS. Sellers have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this Agreement; and no approvals or consents of any persons other than Sellers are necessary in connection with it. The execution and delivery of this Agreement and consummation of the transactions provided for herein will not require any governmental consent, review or other process, or the consent of any party to any lease, contracted, agreement or instrument to which the Corporation is a party or by which any of its assets is bound.

                Sellers have notified the Buyer, and Buyer acknowledges receipt of notice from the Sellers, of that certain Revision Agreement (Call Dates Added Fixed Rate) by and among the Corporation and Bank of America National Trust an Savings Association ("BofA") effective July 1, 1994 ("Revision Agreement") which provides, in part, that is a beneficial interst in the owner of the porperty is sold or transferred, note holder may, at its option, declare the entire unpaid amounts under the Note immediately due and payable. Sellers have notified BofA of the proposed sale and BofA has agreed in writing that it will not exercise its right to accelerate the loan as a consequence of the sale.

        2.19 CORPORATE DOCUMENTS. Sellers have caused the Corporation to furnish to Buyer for its examination true and complete (i) copies of the Articles of Incorporation and Bylaws of the Corporation; (ii) the minute books of the Corporation containing all records required to be set forth of all proceedings, consents, actions, and meeting of the shareholders and Board of Directors of the Corporation; (iii) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to the Corporation, or any security of either of them , and all applications for such permits, orders, and consents; and (iv) the stock transfer books of the Corporation setting forth all transfer books of the Corporation setting forth all transfers of any capital stock.

        2.20    PERSONNEL.

                2.20.1 IDENTIFICATION AND COMPENSATION. Schedule 2.20.1 is a list of the names and addresses of all officers, directors and employees of the Corporation, stating the rates of compensation payable to each.

                2.20.2 EMPLOYMENT CONTRACTS AND BENEFITS. Schedule 2.20.2 to this Agreement is a list of all emplyment contracts, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which the Corporation is a party or by which the Corporation is bound. True and complete copies of such contracts and other agreements have been provided to Buyer. All these contracts and arrangements are in full force and effect, and neither the Corporation nor, to the best of Sellers' knowledge, any other party, is in default under them.
There have been no claims of defaults and, to the best of Sellers' knowledge, there are no facts or conditions that is continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best of Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Corporation's business. The Corporation has complied with all applicable laws for each of its employee benefit plans, including the provisions of the Employee Retirement Income Security Act (ERISA) if and to the extent applicable, and has made all required filings and reports under such laws.
There are no threatened or pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise; involving any such benefit plan, that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there, to the best of Sellers' knowledge, any basis of such a claim. Except as set forth in Schedule 2.20.2, the Corporation has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, or Buyer or the Corporation, to make any payment to any present or former employee following termination of employment. No employee of the Corporation has ever (i) petitioned for a representation election; (ii) filed with any governmental authority any claim asserting sexual harassment, age or racial discrimination or violation of OSHA by the Corporation, any Seller or any officer, director, employee or agent of Seller.

        2.21 SALES AND EMPLOYMENT TAXES. To the best of Seller's knowledge, the Corporation has satisfied and paid all sales and use tax and employment taxes due from the Corporation as a result of the Operation of the Corporation.

        2.22 RELATIONS WITH VENDORS. To the best of Sellers' knowledge, no vendor intends to alter the terms on which it does business with the Corporation, cease doing business with the Corporation, or following the consummation of the transactions contemplated by this Agreement, would not do business with the Buyer on the same terms and conditions, including credit, payment and allocation terms, as it currently does business with the Corporation.

        2.23 FULL DISCLOSURE. None of the representations and warranties made by Sellers, or made in any certificate or memorandum furnished or to be furnished by Sellers or on Sellers' behalf, contains or as of the Closing Date will contain any untrue statement of material fact, necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

     2.24 LIMITATIONS ON REPRESENTATIONS. The representations and warranties of Sellers shall be made severally by each Seller only as to that particular Seller and the extent of liability for each particular Seller shall be limited to the sales price of each Share, or one-half Share, of stock of the Corporation sold by that particular Seller pursuant to the terms of this Agreement, I.E., $33,000.00 per Share or $16,500 per one-half Share.

                                   -----------------

     As used in this Agreement, "to the best of Sellers' knowledge" shall mean all matters reflected in any document or files of the Corporation, any Seller or any of their affiliates and the actual knowledge after due inquiry of the officers and directors of Seller, including Don Francis, the President of Seller.


                                      ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES BY BUYER

     Buyer represents and warrants to Sellers that as of the Closing Date:

     3.1 ORGANIZATION, STANDING AND CORPORATE AUTHORITY OF BUYER. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will have at the Closing Date all necessary power and authority to acquire the shares of stock of the Corporation. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized, and no further authorization is necessary on the part of Buyer for such execution, delivery or performance.

     3.2 AUTHORITY OF BUYER. Buyer has the right, power, legal capacity and authority to enter into, and perform the obligations under this Agreement, and no approvals or consents of any federal, state or local authority or administrative agency, are necessary to authorize the execution of this Agreement Buyer or the consummation by Buyer of the transactions contemplated hereby.

                                       ARTICLE 4
                          SELLERS' OBLIGATIONS BEFORE CLOSING

     Sellers covenant that from the date of this agreement until the Closing:

     4.1 CONDUCT OF BUSINESS IN NORMAL COURSE. The Corporation will carry on its respective businesses and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by the Corporation as of the date of this Agreement.

     4.2 PRESERVATION OF BUSINESS AND RELATIONSHIPS. The Corporation will use its best efforts, to preserve its business organization intact, to keep available to the Corporation its present officers and employees, and to preserve its present relationships with suppliers, customers, and having business relationships with them.

     4.3 CORPORATE MATTERS. The Corporation will not (i) amend its Articles of Incorporation or Bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (iv) agree to do any of the acts listed above.

     4.4 MAINTENANCE OF INSURANCE. The Corporation will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer, and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, the Corporation carries on any of its properties or in respect of its operations shall be increased by the amount or amounts Buyer shall specify.

     4.5 EMPLOYEES AND COMPENSATION. The Corporation will not do, or agree to do, any of the following acts: (i) make any change in compensation payable or to become payable by the Corporation, to any officer, employee, sales agent, or representative; (ii) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound.

     4.6 NEW TRANSACTIONS. The Corporation will not, without Buyer's written consent, do or agree to do any of the following acts:

          4.6.1 Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business; or

          4.6.2 Enter into any contract, commitment, or transaction or series of transactions in the usual and ordinary course of business involving an amount exceeding Five Thousand Dollars ($5,000.00), individually, or Twenty-Five Thousand Dollars ($25,000.00) in the aggregate;

          4.6.3 Make any capital expenditures in excess of Five Thousand Dollars ($5,000.00) for any single item or Five Thousand Dollars ($5,000.00) in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of Five Thousand Dollars ($5,000.00); or

          4.6.4 Sell of dispose of any capital assets with a net book value exceeding Five Thousand Dollars ($5,000.00), individually, or Ten Thousand Dollars ($10,000.00) in the aggregate.

     4.7 DIVIDENDS, DISTRIBUTIONS, AND ACQUISITIONS OF STOCK. The Corporation will not:

          4.7.1 Declare, set aside, or pay any dividend or make any distribution in respect of its capital stock;

          4.7.2 Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

          4.7.3 Enter into any agreement obligating it to do any of the foregoing prohibited acts.

     4.8 PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS. The Corporation will not do, or agree to do, any of the following acts: (i) pay any obligation or liabilities, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owing to the Corporation.

     4.9 EXISTING AGREEMENT. The Corporation will not modify, amend, cancel or terminate any of its existing contracts, or agreements, or agree to do any of those acts.

     4.10 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. All representations and warranties of Sellers set forth in this Agreement and in any written statements delivered to Buyer by Sellers under this Agreement will also be true and correct as of the Closing Date as if made on that date.

     4.11 WAIVER OF FIRST RIGHT OF REFUSAL. Each Seller, by execution of the Agreement, hereby waives any and all rights that the Seller may have for any Right of First Refusal contained in Article IX of the Bylaws of the Corporation, and agrees to allow all Sellers to enter into and perform their individual obligations hereunder without reference to said Right of First Refusal.

                                      ARTICLE 5
                          CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions set forth herein is expressly subject to satisfaction of each and every of the following conditions, any of which may be waived by Buyer:

     5.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as otherwise permitted by this Agreement, all representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made at and as of such date.

     5.2 NO MATERIAL CHANGE IN THE CORPORATION. There shall be no material adverse change in the Corporation, its assets and liabilities, business, operations, financial condition or prospects from the time of initial disclosure of such information to the Buyer to the Closing.

     5.3 COVENANTS OF THE SELLERS. The Sellers shall have performed or satisfied all covenants and obligations required by this Agreement to be performed or satisfied by the Sellers.

     5.4 OPINION OF SELLERS' COUNSEL. Buyer shall receive from counsel for Sellers' counsel's opinion dated the Closing Date of a form and substance satisfactory to Buyer and its counsel that:

          The Corporation is a corporation duly organized, validly existing, in good standing under the laws of California, and has all necessary corporate powers to own properties now and then operate its business now operating.

          The authorized capital stock consists of 100 shares of common stock, no par value, of which 36 shares and no more are issued and outstanding. All outstanding shares are validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Corporation to issue or transfer from its treasury any additional shares of its capital stock of any class.

          This Agreement has been duly and validly authorized and when executed and delivered by Sellers, it will be valid and binding on each of them and enforceable in accordance with its terms, except as limited by bankruptcy, and insolvency laws, and by other laws affecting rights of creditors generally, and by general principles of equity.

          The execution and delivery of the Agreement, and the consummation of the transactions contemplated herein, will not violate the terms of the Stock Purchase Agreement, dated as of May 16, 1997, between Sellers and Westland Acquisition Company, LLC, and the said Stock Purchase Agreement has been duly terminated by the Sellers.

          Except as set forth in Schedule 2.16 to this Agreement, in reliance upon the certificates of officers and counsel's files, and without any effort to search court indices, such counsel does not know of any suit, action, arbitration, legal, administrative, or other governmental investigation, pending or threatened against or affecting the Corporation, or any of its businesses, properties, or financial condition.

     5.5 DELIVERY OF SHARE CERTIFICATES. The Sellers shall have delivered stock certificates for all 36 Shares to the Corporation with such documents executed by Sellers to transfer ownership of the shares to Buyer.

     5.6 NO CASUALTY. Prior to the Closing Date, there shall not have occurred any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets, financial condition, the business operations or prospects of the Seller.

     5.7 DEEDS AND TITLE POLICIES. Buyer shall have received from the Corporation the title insurance policy now in effect, insuring the fee simple title of Seller to the real property of the Corporation described in Schedule 2.9.1A, subject only to (i) the lien, if any, of current real property taxes, payment of which is not delinquent; (ii) liens and encumbrances, referred to in the Financial Statements of the Corporation attached as part of Schedule 2.4; and (iii) objections and exceptions noted in these title insurance policies that have been approved in writing by Buyer.

     5.8 EMPLOYMENT AGREEMENTS. The Buyer shall receive copies of executed employment agreements between the Corporation and Donald Francis and Virginia Gardner.


                                      ARTICLE 6
                         CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Sellers to consummate the transactions set forth herein are expressly subject to satisfaction of each and every of the following conditions, any of which may be waived by Sellers:

     6.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Except as otherwise permitted by this Agreement, all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made at and as of such date.

     6.2 COVENANTS OF THE BUYER. The Buyer shall have performed or satisfied all covenants and obligations required by this Agreement to be performed or satisfied by the Buyer.

     6.3 OPINION OF BUYER'S COUNSEL. Seller shall receive from counsel for Buyer counsel's opinion dated the Closing Date of a form of substance satisfactory to Sellers and their counsel.

     Buyer is a Delaware corporation duly organized, validly existing, in good standing under the laws of Delaware and California, and has all necessary powers to perform its obligations under this Agreement and own the shares of stock to be purchased under this Agreement.

     The Agreement has been duly and validly authorized and when executed and delivered by Buyer and will be valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws, and by other laws affecting rights of creditors generally, and by general principles of equity.


                                      ARTICLE 7
                         CLOSING DATE AND CLOSING PROCEDURES


     7.1 CLOSING. The closing of the transaction contemplated herein shall take place 45 days after this Agreement is executed by Buyer (the "Closing" or "Closing Date"), at a location mutually agreed upon by the parties, or such other time and place as the parties may agree.

     7.2  BUYER'S CLOSING OBLIGATIONS.  On the Closing Date, Buyer shall:

          7.2.1 Deliver to Arter & Hadden, as agent for the Sellers, by wire transfer, the balance of the total Purchase Price.

          7.2.2 Authorize Arter & Hadden to deliver the Per Share Purchase Price to the Sellers.

          7.2.3 Deliver any other documents, instruments, or agreements called for hereunder which have not been delivered.

          7.2.4  Deliver the opinion of counsel described in Section 6.3 above.

     7.3  SELLER'S CLOSING OBLIGATIONS.  On the Closing Date, Sellers shall:

          7.3.1 Deliver stock certificates representing 36 shares of Westland Associates, Inc. with attached Assignments, as required, executed in favor of Buyer.

          7.3.2  Deliver the Employment Agreement executed by Donald Francis.

          7.3.3  Deliver the Employment Agreement executed by Virginia Gardner.

          7.3.4  Deliver the opinion of counsel described in Section 5.4 above.

          7.3.5 Deliver any other documents, instruments, records, correspondence, or agreements called for hereunder which have not been delivered.

          7.3.6  Deliver the letter agreement of BoFA referred to in
Section 2.18 hereof.

     7.4 BROKERS AND FINDERS. Neither Buyer nor Sellers shall pay any brokerage or other commission or fee in connection with the sale of the Shares to Buyer. Buyer and Sellers hereby indemnify and hold each other free and harmless from and against all costs and liabilities including, without limitation, reasonable attorneys' fees and the costs and expenses of litigation, for causes of action or proceedings which may be instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of Buyer or Sellers, respectively, in connection with this transaction. The foregoing representation and indemnity shall survive the closing of this transaction.

                                      ARTICLE 8
                   SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION


     8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION. All representations, warranties, covenants and indemnification provisions in this Agreement or pursuant hereto shall be deemed and construed to be continuing representations, warranties, covenants and indemnifications which shall survive the Closing Date and the execution and delivery of all instruments and documents herein provided for a period of three years.

     8.2 INDEMNIFICATION BY SELLERS. Sellers agree to indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney's fees, that Buyer shall incur or suffer, that arise, result from, or relate to any breach of, or failure by Sellers to perform, any of its representations, warranties, covenants, or agreements in this agreement or in any schedule, exhibit, or other instrument furnished or to be furnished by Sellers under this agreement.

          Buyer agrees that prior to settling any indemnified claim, Buyer will
(i) notify Sellers in writing of the nature of the claim, (ii) give Sellers an opportunity to settle, defend, and/or otherwise dispose of the dispute, and
(iii) give Sellers reasonable access to any and all records and documents necessary to the resolution of said dispute.

     8.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend, and hold harmless Sellers against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees that Sellers shall incur or suffer, that arise, result from, or relate to any breach of, or failure by, Buyer to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement.

          Sellers agree that prior to settling any indemnified claim, Sellers will (i) notify Buyer in writing of the nature of the claim, (ii) give buyer an opportunity to settle, defend, and/or otherwise dispose of the dispute, and
(iii) give Buyer reasonable access to any and all records and documents necessary to the resolution of said dispute.

                                      ARTICLE 9
                                    MISCELLANEOUS

     9.1 TERMINATION. Any party may terminate this Agreement, without liability to the other, if the transaction contemplated by this Agreement has not been consummated as of the closing date set forth in Section 7.1 hereof. However, none of the Sellers may terminate this Agreement as to the Shares owned by them if the Buyer elects to close the transaction with respect to less than all 36 Shares. In such event, the Total Purchase Price shall be adjusted to reflect the actual number of Shares being purchased and sold. Upon the lapse of the Closing Date described in Section 7.1 hereof, the parties may, but shall have no obligation to, agree to an extension of the Closing Date. Any party may also terminate this Agreement on the Closing Date, without liability to the other, if any bona fide action or proceeding shall be pending against any party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the performance of this Agreement, or if any agency of any government shall have objected at or before the Closing Date to this transaction or any other action required by or in connection with this Agreement. In addition, if either Buyer or Sellers, collectively, are in material default in the due and timely performance of any of its or their warranties, covenants or agreements under this Agreement, the non-defaulting party or parties may, on the Closing Date, give notice of termination of this Agreement. The notice shall specify the default or defaults on which the notice is based. Th termination shall be effective three business days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date for termination. Termination of this Agreement pursuant to this Section 9.1 will be deemed to be an order from all parties to Arter & Hadden to immediately release the funds held in its Trust Account, including accrued interest thereon, from its client trust account to the Buyer.

     9.2 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram or mailed first class, postage prepaid, registered or first class, postage prepaid, registered or certified mail as follows:

          If to Sellers:           To the parties at the addresses set forth on
                                   Schedule 9.2 hereof

            with a copy to:        Kenneth Murphy, Esq.
                                   Arter & Hadden
                                   700 South Flower Street, Suite 3000
                                   Los Angeles, California 90017

          If to Buyer:             Westminster Capital, Inc.
                                   9665 Wilshire Boulevard, Suite M-10
                                   Beverly Hills, California 90212
                                   Attention: Keenan Behrle
            with a copy to:        Richman, Lawrence, Mann, Greene,
                                    Chizever, Friedman & Phillips
                                   9601 Wilshire Boulevard, Penthouse
                                   Beverly Hills, California 90210
                                   Attention: Bruce Greene, Esq.

Each of the foregoing shall be entitled to specify a different address by giving notice of the aforesaid to the other.

     9.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties in connection with the subject matter hereof, except as specifically set forth herein and Buyer and Sellers make no representations and warranties except as provided herein. No supplements or modifications or waivers or terminations of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision herein (whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.3 INTERPRETATION. The parties hereto acknowledge and agree that each has been given the opportunity to independently review this Agreement with legal counsel, and/or has the requisite experience and sophistication to understand, interpret, and agree to the particular language of the provisions hereof. In the event of an ambiguity in or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

     9.4 AUTHORITY. The undersigned individuals and/or entities executing this Agreement on behalf of their respective parties represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, the appropriate corporate or other resolutions have been passed and obtained, and that this Agreement shall be binding on same.

     9.5 SCHEDULES. The documents referred to hereinabove and Schedules attached hereto are incorporated herein by reference as if set forth in full.

     9.6 FURTHER ASSURANCES. Each party agrees to execute and deliver such other documents and instruments and to take such further actions as may be reasonably necessary to fully carry out the intent and purposes of this Agreement.

     9.7 HEADINGS. The headings contained in this Agreement have been inserted for convenience of reference only and in no way define or limit the scope of interpretation of this Agreement.

     9.8 COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile, provided that each party so executing shall deliver manually executed copies of the signature page to the other party as soon as practicable thereafter.

     9.9 ATTORNEYS' FEES. In the event either party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the Court.

     9.10 GOVERNING LAW. This Agreement has been entered into and executed in the State of California and shall be interpreted in accordance with the laws of said State with regard to conflicts of law rules.

     9.11 TIME.  Time is of the essence of this Agreement.

     9.12 AUTHORIZATION TO ARTER & HADDEN. By execution of this Agreement, each of the Sellers hereby authorizes the law firm of Arter & Hadden to (i) act as its agent for receipt of the sums described in Sections 1.1.1 and 7.2 of this Agreement, and (ii) remit to each Seller, NET OF COSTS OF SALE, the Per Share Purchase Price.

     9.13 RATIFICATION. Each Seller, by execution of this Agreement, hereby ratifies the termination of the Stock Purchase Agreement between Sellers and Westland Acquisition Company, LLC, dated as of May 16, 1997.

     IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement.


                                                       "BUYER"

                                             WESTMINSTER CAPITAL, INC.,
                                             a Delaware corporation



                                             By: /s/ Keenan Behrle
                                                --------------------------------
                                                Printed Name  Keenan Behrle
                                                            --------------------
                                                Title  Exec. V.P.
                                                     ---------------------------

                                      "SELLERS"


Walter R. Nordin, Successor Trustee of
John P. and Patricia Ann Bryant 1980 Trusts
                                                -------------------------------
                                                CAMERON W. LUTHER, Executor
                                                C.H. Wilkins Estate

By /s/ Walter R. Nordin
  -----------------------------------------
  WALTER R. NORDIN, Successor Trustee           -------------------------------
                                                JOHN McCONICA


-------------------------------------------     -------------------------------
LA RUE THOMAS                                   CHARLES McCONICA


-------------------------------------------     -------------------------------
JAMES CROOKER                                   MARTIN JACOBS


-------------------------------------------     -------------------------------
NICHOLAS H. SHAMMAS                             DONALD G. FRANCIS


-------------------------------------------     -------------------------------
IRV WHITE                                       ALAN RUEFF


-------------------------------------------     -------------------------------
EMANUEL WILLIAMS                                PAMELA RUH


-------------------------------------------     -------------------------------
MICHAEL READE                                   WARREN BIGGS


John B. Allen and Carol H. Allen, Trustees,     James E. Brown as Trustee of
the Allen Family Trust U/D/T 9/29/94, as        the JEB-JHB Revocable Trust
the sole and separate property of John B.       U/D/T 6/22/97
Allen

By                                              By
  -----------------------------------------        -----------------------------
  JOHN B. ALLEN, Trustee                           JAMES E. BROWN, Trustee


By
  -----------------------------------------        -----------------------------
  CAROL H. ALLEN, Trustee                          R. PAUL ROBB

/s/ James A. Willinham
-------------------------------------------     -------------------------------
JAMES A. WILLINHAM                              RALPH THORSON


-------------------------------------------     -------------------------------
RAY HOVEY                                       D. WILLIAM BADER


Joseph P. Dallas, Successor Trustee of the      -------------------------------
Jack P. Dallas Trust U/D/T 06/15/82             GUY SCHMIDT


By
  -----------------------------------------     -------------------------------
  JOSEPH P. DALLAS, Trustee                     WARREN A. PERSON


-------------------------------------------     WONDRIES LIVING TRUST
LEWIS SOKOLOW                                   U/D/T 11/11/69


-------------------------------------------
STEPHEN AUTH                                    By
                                                   -----------------------------
                                                   ROBERT R. WONDRIES, Trustee
-------------------------------------------
LOUIS H. FRAHM                                   By
                                                   -----------------------------
                                                   MARILY G. WONDRIES, Trustee

-------------------------------------------     LONGPRE FAMILY TRUST
JAMES B. FINNEY                                 U/D/T 6/30/88


-------------------------------------------     By
IRVEN G. REYNOLDS, JR.                            -----------------------------
                                                  ROBERT R. LONGPRE, Trustee

Kathleen Hoffman & Leo J. & Kathleen            Gwynn G. Bacon and Virginia L.
Hoffman Trust                                   Bacon as Co-Trustees of the
                                                Gwynn G. & Virginia L. Bacon
                                                Living Trust U/D/T 08/30/98

                                                By
                                                   -----------------------------
By                                                 GWYNN G. BACON, Co-Trustee
  -----------------------------------------
  TOM L. HOFFMAN, Trustee
                                                 By
                                                   -----------------------------
                                                   VIRGINIA L. BACON, Co-Trustee

DONALD E. WOOD FAMILY TRUST                     -------------------------------
U/D/T 7/28/87                                   MICHAEL A. PADILLA


                                                -------------------------------
By /s/ Donald E. Wood                           TINA DIANE GRAY CLIPPINGER
  -----------------------------------------
  DONALD E. WOOD, Trustee


James Kresl, as Trustee of the James Kresl
Separate Property Living Trust U/D/T
8/16/91



By
  -----------------------------------------
  JAMES KRESL, Trustee